Exhibit 99.1

The Home Depot Names Linda Gooden to Its Board of Directors

ATLANTA, October 5, 2015 - The Home Depot®, the world’s largest home improvement retailer, today announced the appointment of Linda R. Gooden to the company’s board of directors. Gooden will serve on the company’s Audit and Leadership Development and Compensation Committees. Her appointment gives the company 12 directors, 11 of whom are independent.

Gooden, who retired in 2013 from Lockheed Martin Corporation as executive vice president, Information Systems & Global Solutions, has an extensive background in information technology, cybersecurity, operations and finance. As EVP, she expanded Lockheed’s IT capabilities beyond government customers to international and commercial markets. She also served as president of Lockheed’s Information Technology division from 1997 to 2006, which she grew into a multi-billion dollar business.

“I’m very pleased to welcome Linda to our board of directors,” said Craig Menear, chairman, CEO and president. “She brings a wealth of expertise in IT, strategic planning, risk management and general business.”

The Home Depot is the world's largest home improvement specialty retailer, with 2,270 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2014, The Home Depot had sales of $83.2 billion and earnings of $6.3 billion. The Company employs more than 370,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President, Investor Relations	Director, Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com